                                                                       EXHIBIT 2

                          CONSENT AND AMENDMENT NO. 1


          CONSENT AND AMENDMENT NO.1, dated as of May 16, 1999 (this "Consent
                                                                      -------
and Amendment"), among GLOBAL CROSSING LTD., a Bermuda company ("Global"), GCF
-------------                                                    ------
ACQUISITION CORP., a New York corporation and a wholly owned subsidiary of Global ("Merger Sub"), and FRONTIER CORPORATION, a New York corporation
         ----------
("Frontier"), to the Agreement and Plan of Merger, dated as of March 16, 1999
  --------
(the "Original Agreement"), among Global, Merger Sub and Frontier. Capitalized
      ------------------
terms used but not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

          WHEREAS, simultaneously with the execution hereof, Global is entering into an Agreement and Plan of Merger (the "Second Agreement"), dated as of the
                                           ----------------
date hereof, between Global and US West, Inc. ("US West"), pursuant to which
                                                -------
Global and US West intend to enter into a business combination the primary economic terms of which are summarized on a term sheet attached hereto as
Schedule 1, a Tender Offer and Purchase Agreement, dated as of the date hereof (the "Tender Agreement"), between Global and US West, pursuant to which US West
      ----------------
will commence a tender offer for 9.5% of the shares of Global Common Stock at a price of $62.75 per share and certain related agreements;

          WHEREAS, Global has requested that Frontier consent to Global's entering into the Second Agreement and the Tender Agreement, and Frontier has agreed to consent thereto upon the terms and subject to the conditions specified in this Consent and Amendment;

          WHEREAS, in consideration for such consent, Frontier has requested and Global has agreed to amend the Original Agreement on the terms provided herein; and

          WHEREAS, the shareholders of Global who are party to the Voting Agreement have reaffirmed the Voting Agreement in light of this Consent and Amendment, which reaffirmation is attached hereto as Exhibit C.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1.   Consent.  Frontier hereby consents, pursuant to Sections 4.2(e),
               -------
4.2(g) and 4.2(k) and the first sentence of each of Sections 5.1(a) and 5.4 of the Original Agreement, to the Second Agreement, on the terms contemplated by the first recital hereof and reflected in the Second Agreement as it exists on the date hereof in all material respects in the form attached hereto as Exhibit A, and to the Tender Agreement, on the terms contemplated by and reflected in the Tender Agreement as it exists on the date hereof in all material respects in the form attached hereto as Exhibit B; provided that it is expressly understood and agreed that Global is representing and covenanting hereby that (i) the entering into of the Second Agreement and the Tender Agreement and the consummation of the transactions contemplated thereby (in each case, as the Second Agreement and the Tender Agreement exist on the date hereof or as such agreements may be amended, modified or waived after the date hereof) do not and will not constitute a breach by Global of any provision of the Original Agreement, including Section 4.2(h) (other than possibly Sections 4.2(e), 4.2(g) and 4.2(k) and the first sentence of each of Sections 5.1(a) and 5.4), either before or after this Consent and Amendment and regardless of the consent of Frontier contained herein, (ii) Frontier's consent does not constitute a consent to or waiver of any breach of any provision of the Original Agreement, including
Section 4.2(h), other than as set forth above with respect to Sections 4.2(e), 4.2(g) and 4.2(k) and the first sentence of each of Sections 5.1(a) and 5.4, it being understood that Frontier's consent does not constitute a waiver or amendment of the ongoing applicability of any such Sections, and (iii) the record date for the shareholder vote required to be obtained by Global under the terms of the Second Agreement, the record date for any election to be made by shareholders under the Second Agreement and the shareholder meeting to be held in connection therewith, shall each occur after the Effective Time.


          2.   Amendment to Section 1.8(a) of the Original Agreement. Section
               -----------------------------------------------------
1.8(a) of the Original Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

          (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Frontier Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Frontier Common Stock owned or held directly or indirectly by Global or directly by Frontier, all of which shall be canceled as provided in Section 1.8(c)) shall, except as provided in Section 7.1(g), be converted into the right to receive that number of shares of Global Common Stock equal to the Exchange Ratio (as defined below) (the "MERGER CONSIDERATION"). "EXCHANGE RATIO" means the quotient (rounded to the nearest 1/10,000) determined by dividing $63.00 (or $62.00 in the event that no shares of Global Common Stock are purchased pursuant to the tender offer made under the terms of the Tender Agreement or any substitute or similar offer) (in either case, as increased by 7% per annum, compounded daily, from and after December 31, 1999 to and including the Effective
     Time) (such amount, including such increase, if any, the "SPECIFIED VALUE") by the Average Price as defined below. "AVERAGE PRICE" means the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Global Common Stock on the Nasdaq National Market ("NASDAQ"), as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for the 15 trading days randomly selected by lot by Frontier and Global together from the 30 consecutive trading days ending on the trading day immediately preceding the date on which all the conditions to Closing (other than conditions that, by their terms, cannot be satisfied until the Closing Date so long as it is reasonably apparent that such conditions will be able to be satisfied on the Closing Date) set forth in Article VI shall have been satisfied or waived (the "DETERMINATION DATE"); PROVIDED, that the Exchange Ratio shall not be less than 1.1095 (or 1.0919 in the event that no shares of Global Common Stock are purchased pursuant to the tender offer made under the terms of the Tender Agreement or any substitute or similar offer), or, unless Global shall have exercised its rights to make a Global Adjustment Election or a Combination Election under Section 7.1(g), greater than 1.8229 (or 1.7939 in the event that no shares of Global Common stock are purchased pursuant to the tender offer made under the terms of the Tender Agreement or any substitute or similar offer) (in the case of the 1.8229 or the 1.7939, as increased by 7% per annum, compounded daily, from and after December 31, 1999 to and including the Effective Time). If prior to the Effective Time, Global should split or combine the shares of Global Common Stock, or pay a stock dividend or other stock distribution in shares of Global Common Stock, or otherwise change the shares of Global Common Stock into any other securities, or make any other dividend or distribution on the shares of Global Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

          3.   Amendment to Section 1.10(b) of the Original Agreement.  Section
               -------------------------------------------------------
1.10(b) of the Original Agreement is hereby amended by adding the following sentence at the end thereof:

     Alternatively, Global stockholders shall exchange all of their shares of Global capital stock for New Global capital stock pursuant to a Scheme of Arrangement in accordance with Bermuda law.

          4.   Amendment to Section 4.2 of the Original Agreement.  Section 4.2
               --------------------------------------------------
of the Original Agreement is hereby amended by inserting the words ", except as otherwise provided herein" after the words "the Effective Time" and before the words ", Global agrees" in the second line of the first paragraph thereof.

          5.   Amendment to Section 4.2(d) of the Original Agreement.  Section
               -----------------------------------------------------
4.2(d) of the Original Agreement is hereby amended by inserting the following words at the end thereof:

     ; provided that, subject to the prior written consent of Frontier (which consent shall not be unreasonably withheld or delayed), Global shall be permitted to change its jurisdiction of incorporation by (i) achieving a "discontinuance" under the laws of Bermuda and (ii) continuing in, and being subject to the laws of, any other jurisdiction

          6.   Amendment to Section 4.2(h) of the Original Agreement.  Section
               -----------------------------------------------------
4.2(h) of the Original Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

          (h) TAX-FREE QUALIFICATION. Each of Global and Merger Sub shall not, and shall not permit any of their Subsidiaries to, take any action, whether before or after the Effective Time, that could prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code, including any action taken in connection with structuring or consummating the transactions contemplated by the Second Agreement, the Tender Agreement and any other agreements related thereto either before or after the date hereof. Any payment of cash or other property to, or on behalf of, a shareholder of Global in the merger contemplated by the Second Agreement (including any payment in respect of dissenter's or appraisal rights but excluding any cash paid in lieu of fractional shares) shall be paid by Frontier.

          7.   Amendment to Section 5.2 of the Original Agreement.  Section 5.2
               --------------------------------------------------
of the Original Agreement is hereby amended by inserting the following sentence at the end thereof:

     Global will cause at least two of the individuals designated by Frontier pursuant to this Section 5.2 to be included as Global's representatives on the board of directors of Parent (as defined in the Second Agreement) pursuant to the Second Agreement.

          8.   Amendment to Add a New Section 5.14 to the Original Agreement.
               -------------------------------------------------------------
The Original Agreement shall be amended by inserting the following new Section
5.14 immediately following Section 5.13 thereof:

          5.14 SECOND VOTING AGREEMENT. Global represents that US West has entered into a voting agreement, dated as of May 16, 1999 (the "SECOND VOTING AGREEMENT"), with Global pursuant to which US West has agreed to vote any shares of Global owned by it in favor of the transactions contemplated by the Original Agreement and this Consent and Amendment and, other than in specified circumstances, not to sell shares of Global Common Stock owned by it prior to the consummation of the transactions contemplated in the Second Agreement. Global agrees to enforce such provisions of the Second Voting Agreement and that it will not waive any such provisions without the consent of Frontier.

          9.   Amendment to Section 7.1(b) of the Original Agreement.  Section
               -----------------------------------------------------
7.1(b) of the Original Agreement is hereby amended by inserting the following words at the end thereof "; PROVIDED, FURTHER, that if on the Termination Date all of the conditions contained in Article VI have been satisfied or waived, other than (i) conditions that, by their terms, cannot be satisfied until the Closing Date so long as it is reasonably apparent that such conditions will be able to be satisfied on the Closing Date and (ii) the condition specified in
Section 6.1(c), then Global shall not have the right to terminate this Agreement under this Section 7.1(b)."

          10.  Amendment to Section 7.1(g) of the Original Agreement.  Section
               -----------------------------------------------------
7.1(g) of the Original Agreement is hereby amended by:

          a. deleting all references therein to "$62.00" and inserting in lieu thereof the words "the Specified Value", and

          b. adding the following sentence immediately preceding the last sentence:

          Notwithstanding anything herein to the contrary if the Second Agreement has not been terminated, Global shall not make the Cash Top-Up Election or the Combination Election without the consent of Frontier, which consent shall not be unreasonably withheld; PROVIDED that Frontier may withhold its consent in its sole discretion if the making of either such election would result in the conditions set forth in Section 6.2(c) or 6.3(c) of the Original Agreement from failing to be satisfied (including by reason of the consummation of the transactions contemplated by the Second Agreement and the Tender Agreement).

          11.  Amendment to Section 8.5(b) of the Original Agreement.  Section
               -----------------------------------------------------
8.5(b) of the Original Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than Section 5.8 (which is intended to be for the benefit of the Persons covered thereby ("SECTION 5.8 PERSONS") and may be enforced directly or indirectly by, or by a representative of, such Persons against Global and its successors, assigns and parents) and other than Sections 4.2(h) and 5.2 (which are intended to be for the benefit of Persons who, immediately prior to the Effective Time, were Frontier shareholders ("FORMER FRONTIER SHAREHOLDERS") and may be enforced directly or indirectly by, or by a representative of, a Former Frontier Shareholder following the Effective Time against Global and its successors, assigns and parents). It is the intent of this Agreement (a) to create a right to direct, indirect and representative action by Former Frontier Shareholders against Global and its successors, assigns and parents with respect to Sections 4.2(h) and
     5.2 and Section 5.8 Persons with respect to Section 5.8 and (b) that the Former Frontier Shareholders are third party beneficiaries with respect to
     Section 4.2(h) and 5.2 and Section 5.8 Persons are third party beneficiaries with respect to Section 5.8. Global agrees that its agreements contained in Section 8.9 of the Agreement shall also cover any legal action or proceeding by a Former Frontier Shareholder or a Section
     5.8 Person under this Section 8.5(b).

          12.  Authorization, Execution and Delivery; No Conflicts.  (a)  This
               ---------------------------------------------------
Consent and Amendment has been duly authorized, executed and delivered by each party hereto and constitutes a valid and binding agreement of each such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (b) The execution and delivery of this Consent and Amendment does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the constituent documents of each party hereto, or (B) except as would not have a Material Adverse Effect on such party and, subject to obtaining or making the consents, approvals orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party or any Subsidiary of such party or their respective properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any party hereto or any Subsidiary of such party in connection with the execution and delivery of this Consent and Amendment by such party or the consummation of the transactions contemplated hereby, except for the Required Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on such party.

          13.  Effective Date; No Other Consents or Amendments.  Each of the
               -----------------------------------------------
parties hereto agrees that the consent under and amendments to the Original Agreement contained herein shall be effective upon execution of this Consent and Amendment by each party hereto. Except as expressly amended hereby, the provisions of the Original Agreement are and shall remain in full force and effect. This Consent and Amendment shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Original Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Original Agreement. This Consent and Amendment shall not constitute an agreement or obligation of any party to consent to, waive, modify or amend any other term, condition, subsection or section of the Original Agreement.

          14.  Governing Law.  This Agreement shall be governed and construed in
               -------------
accordance with the laws of the State of New York.

          15.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Global, Merger Sub and Frontier have caused this Consent and Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                   GLOBAL CROSSING LTD.

                                   By:  /s/ Thomas J. Casey
                                      -------------------------------
                                      Name:  Thomas J. Casey
                                      Title: Vice Chairman


                                   GCF ACQUISITION CORP.

                                   By:  /s/ Thomas J. Casey
                                      -------------------------------
                                      Name:  Thomas J. Casey
                                      Title: Vice Chairman


                                   FRONTIER CORPORATION

                                   By:  /s/ Joseph P. Clayton
                                      -------------------------------
                                      Name:  Joseph P. Clayton
                                      Title: Chief Executive Officer